Exhibit 10.2
MASTER SUPPLY AGREEMENT
between
ATS AUTOMATION TOOLING SYSTEMS INC.
– and –
PHOTOWATT TECHNOLOGIES INC.
[     ], 2006

MASTER SUPPLY AGREEMENT
THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is dated as of [     ], 2006 (“Effective Date”) by and between PHOTOWATT TECHNOLOGIES INC., a corporation under the laws of Canada with offices at 25 Reuter Drive, Cambridge, Ontario, N3E 1A9 (“Photowatt”), and ATS AUTOMATION TOOLING SYSTEMS INC., a corporation under the laws of the Province of Ontario with offices at 250 Royal Oak Road, Cambridge, Ontario N3H 4R6 (“ATS”).
RECITALS
A.	Photowatt is undertaking an initial public offering (the “Offering”) of its common shares pursuant to a registration statement on Form F-1 under the U.S. Securities Act of 1933 and a prospectus filed with Canadian provincial and territorial securities regulatory authorities.

B.	Immediately prior to the completion of the Offering, ATS and Photowatt intend to enter into a Master Separation Agreement (the “Master Separation Agreement”), containing the key provisions relating to the separation of ATS and Photowatt, and the other Separation Agreements (as defined in the Master Separation Agreement) providing for, among other things, the transfer to Photowatt of certain assets of ATS including the Foil Presses.

C.	ATS and/or certain Affiliates of ATS are in the business of providing design, development, fabrication and testing services (or some combination thereof) in connection with the development of certain types of machinery or process concepts and Photowatt and/or certain Affiliates of Photowatt may desire to engage ATS or an Affiliate of ATS to provide same from time to time on and subject to the terms of this Agreement.

D.	Photowatt wishes to engage ATS to house its Foil Presses and to supply Foil Products on and subject to the terms of this Agreement.

E.	The parties intend in this Agreement and the other Separation Agreements to set forth the principal arrangements between them regarding the Offering and their operations thereafter.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Any capitalized term not defined in this Agreement shall have the meaning given such term in the Master Separation Agreement. The following capitalized terms used in this Agreement shall have the following meaning:
(a)	“Affiliate” means with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For purposes of this definition, an entity shall control another entity if the first entity (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity, or (ii) has the ability to elect a majority of the directors of the other entity.

(b)	“ATS Indemnified Parties” has the meaning set out in Section 4.8(a).

(c)	“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to close.

(d)	“Common Shares” means the common shares in the capital of Photowatt at the date hereof and includes any shares or securities into which such common shares may be converted or changed or which result from a consolidation, subdivision, reclassification, stock split, stock dividend, recapitalization or redesignation of the common shares of Photowatt, any shares or securities of Photowatt which are received as a stock dividend or distribution in respect of such common shares, any common shares of Photowatt received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the holders of common shares of Photowatt as a result of an amalgamation, merger, arrangement or other reorganization of or including Photowatt.

(e)	“Cost” means all manufacturing costs including, labour, materials, other direct costs, and an allocation of indirect and overhead costs.

(f)	“Deliverables” mean the tangible documents and equipment that are to be provided to Photowatt pursuant to the terms of a Project Agreement, which may include without limitation, reports, designs, equipment, prototypes, computer software, and documentation. For purposes of clarity, Deliverables exclude Foil Products.

(g)	“Foil Presses” has the meaning set out in Section 4.1.

(h)	“Foil Products” has the meaning set out in Section 4.1.

(i)	“Percentage of Outstanding Common Shares” means the percentage equivalent to the quotient obtained when (i) the number of Common Shares directly beneficially owned at the time of the calculation by ATS and its Affiliates, is divided by (ii) the total number of Common Shares outstanding at the time of calculation, all quantities being on a non-diluted basis.

(j)	“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a governmental authority, and the executors, administrators or other legal representatives of an individual in such capacity.

(k)	“Photowatt Indemnified Parties” has the meaning set out in Section 4.8(b).

(l)	“Products” means the equipment forming part of the Deliverables with respect to a particular Project. For purposes of clarity, Products exclude Foil Products and Foil Presses.

(m)	“Project” has the meaning set out in Section 3.1.

(n)	“Project Agreement” has the meaning set out in Section 3.1.

(o)	“Project Services” means all the services that are to be performed by ATS pursuant to the terms of a Project Agreement, which may include, without limitation, general consulting services, design services, and installation services. For purposes of clarity, Project Services exclude any services provided by ATS pursuant to Article 4.

(p)	“Proprietary Rights” means any and all legal and equitable rights, including all worldwide copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and all rights and title in and to the structure, sequence, and organization of a work of authorship, and all rights in and to any code, materials, pictures, interfaces, screen display, and audio visual display or presentation.

(q)	“Specifications” means the design, functional and performance specifications mutually agreed upon between the parties.
1.2 Construction. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any Contract (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such Contract as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The word “or” shall not be exclusive. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires.
1.3 Conflicts With Other Separation Agreements. To the extent any portion of this Agreement conflicts with the Master Separation Agreement, the Master Separation Agreement shall control.
ARTICLE 2
RIGHTS OF FIRST REFUSAL AND
PREFERRED SUPPLIER
2.1 Rights of First Refusal. ATS shall have the right of first refusal with respect to any offer received from any third party or any agreement tentatively reached with any third party to supply any equipment and related services of the type described in Schedule A hereto (“Offer”). Photowatt shall promptly provide ATS with a copy of any such Offer. ATS shall have a period of 30 days after delivery thereof within which to exercise its right of first refusal. The right of first refusal may be exercised by delivery by ATS to Photowatt of a notice of acceptance. The terms and conditions of such Offer with respect to price, equipment and services to be supplied, the specifications thereof and delivery date shall, upon delivery of such notice of acceptance, thereafter be binding upon ATS and Photowatt and ATS shall supply and Photowatt shall purchase the equipment and services described in the Offer pursuant to those terms, provided that the terms of this Agreement shall apply and be incorporated in such Offer and shall collectively constitute a Project Agreement. If ATS does not exercise its right of first refusal, then Photowatt shall be free to accept such Offer for the supply of such equipment and related services with the third party provided that the terms of such Offer may not be revised without first providing the ATS with its right of first refusal hereunder. Photowatt shall have the right in its sole discretion to terminate this Section 2.1 and the right of first refusal of ATS hereunder, by giving notice to ATS, if ATS fails to perform any of its material obligations with respect to the supply of any equipment to Photowatt pursuant to the right of first refusal hereunder on two or more occasions and Photowatt shall have notified ATS of such failures. In such event, all other provisions of this Agreement shall remain in full force and effect.
2.2 Preferred Supplier. With respect to the supply of any equipment and related services of the nature described in Schedule B hereto, ATS shall be Photowatt’s preferred supplier. If Photowatt determines to purchase any equipment and related services of the nature described in Schedule B hereto, then Photowatt shall send a written notice to ATS which shall contain a description of Photowatt’s requirements with respect to such equipment and related services. Photowatt shall allow ATS the opportunity to submit a bid with respect to the supply of the equipment and related services described in such notice in accordance with this Section. If the parties reach agreement with respect to the supply of such equipment and related services, then such agreement shall constitute a Project Agreement for the purposes of this Agreement and the terms of this Agreement shall apply.

ARTICLE 3
PROJECT AGREEMENTS
3.1 Project Agreements
(a)	Project Agreements. From time to time during the term of this Agreement including pursuant to the provisions of Article 2, ATS and Photowatt may agree in writing that ATS shall provide certain Project Services and/or Deliverables in connection with a particular project (“Project”) which the parties intend to be governed by this Agreement. Each such project agreement shall reference this Agreement, shall be subject to the terms of this Agreement, and shall be referred to herein as a “Project Agreement”. Any agreements entered into pursuant to Section 2.1 and Section 2.2 shall be deemed to be Project Agreements and shall be subject to the terms of this Agreement. Each Project Agreement shall be deemed to include the terms of any quotation provided by ATS unless otherwise expressly provided for. Any terms on Photowatt’s purchase order, other than terms addressing quantity and price, shall be void and of no force notwithstanding any delivery under such purchase order.

(b)	Affiliates. Should an Affiliate of a party to this Agreement enter into what would otherwise be a Project Agreement with the other party to this Agreement or an Affiliate of such other party, and should the parties to that Project Agreement reference this Agreement as governing such Project, then the terms of this Agreement shall apply to the same extent as if the parties to that Project Agreement were parties to this Agreement and the terms “Photowatt” and “ATS” herein shall be amended as required for the purposes of such Project Agreement.
3.2 Provision Of Services and Deliverables. Upon the execution or entering into of a Project Agreement by both parties, ATS shall provide the Services and Deliverables specified in the Project Agreement in accordance with the terms and conditions of the Project Agreement and the terms and conditions of this Agreement. ATS shall use commercially reasonable efforts to provide Services and Deliverables in accordance with any schedule set forth in a Project Agreement, or if no schedule is set forth in such Project Agreement, in accordance with the schedule otherwise agreed upon in writing between the parties. All scheduled completion dates are best estimates based on current projections and based on Photowatt meeting its obligations and ATS shall not be liable for delays in completion or delivery.
3.3 Price and Payment.
(a)	Price and Payment. Photowatt and ATS will mutually agree to pricing for each Project in the corresponding Project Agreement. Unless otherwise provided for in a particular Project Agreement, all payments are due within 30 days of receipt of an invoice from ATS. Photowatt shall pay interest at the prime rate quoted from time to time by The Bank of Nova Scotia plus 2% on any amounts invoiced by ATS which are not paid when due.

(b)	Taxes. The prices quoted by ATS are exclusive of all applicable federal, state/provincial or local taxes, unless otherwise stated. Photowatt shall pay the gross amount of any present or future sales, use, excise, value added, or other similar tax applicable to the price, sale or delivery of any Product, Project Service or Deliverable furnished hereunder or to their use by Photowatt. Photowatt shall furnish ATS with evidence of exemption from any such taxes acceptable to the taxing authorities. Photowatt shall assess and remit any applicable tax to taxing authorities not otherwise invoiced by ATS. If any tax in the nature of withholding tax is payable on any sums invoiced under this Agreement, Photowatt shall pay ATS such amount as is necessary to ensure that the net amount received by ATS after such withholding shall be equal to the amount invoiced or otherwise required to be paid herein.
3.4 Design Changes. No changes to the design of a Product from that agreed upon in the Project Agreement shall be binding unless agreed to in writing by both parties. Any such amendment to a Project Agreement shall address the impact of such changes on costs and schedule. In the event ATS agrees to undertake a design study for Photowatt to assess a potential design change, the schedule for all materials or components affected by the design study shall be extended by a period of time equal to the hold time, if any, associated with such study, whether or not the parties ultimately agree to the proposed change.
3.5 Equipment Safety. ATS shall build the Product to comply with ATS’s interpretation of applicable (OSHA or CSA) safety standards. ATS shall review equipment safety including guarding designs with Photowatt at a design review meeting with the intent to maximize operator safety, particularly with respect to all pinch points and moving parts. Photowatt shall advise ATS of any required equipment safety or guarding changes no later than five (5) days following the date of such design review meeting. Unless provided for in the Specifications, if Photowatt requests deviation from ATS’s interpretation of the applicable safety standards, this shall be considered a design change (See Section 5). ATS may decline any proposed change in the design by Photowatt, if ATS has concerns regarding safety, reliability, performance or warranty service.
3.6 Photowatt Obligations. Unless otherwise stated in a Project Agreement, Photowatt agrees to fulfill the following obligations in relation to each Project. Notwithstanding anything to the contrary contained herein, if the following obligations of Photowatt are not met in a timely manner, ATS will not be responsible for any impacts to the scope, schedule, budget, or any other agreed terms and conditions set forth in the Project Agreement:
(a)	Photowatt shall provide ATS in a timely manner with:
(i)	all information necessary in order to comply with its obligations under any Project Agreement or reasonably requested by ATS;

(ii)	access to Photowatt’s and its Affiliates’ personnel and appropriate subject matter experts in connection with any Project;

(iii)	all required sample parts or other specified items required by ATS to design, manufacture, test and install the Product; and

(iv)	clear and unobstructed access to those portions of Photowatt’s and its Affiliates’ premises required by ATS for installation of the Product in a condition ready to receive the Product; and
(b)	Any documents submitted to Photowatt for comment or approval by ATS must be reviewed in a timely manner by Photowatt for accuracy, completeness and conformance to this Agreement. Failure of Photowatt to advise ATS in writing of material issues associated with such documents within 5 business days of submission or resubmission will be considered deemed approval of such documents.
In the event of any delay resulting from Photowatt’s failure to meet these obligations, the date of delivery or of performance as set out in the applicable Project Agreement shall be extended for a period equal to the period of such delay. ATS shall not, in such circumstances be liable for any failure to fulfill any obligations under any Project Agreement and Photowatt shall pay ATS compensation for the costs actually incurred by reason of such delay, including carrying charges, transportation charges, storage charges, travel charges, personnel charges and reasonable overhead and profit thereon.
3.7 Factory Acceptance and Site Acceptance. The following provisions apply with respect to the acceptance of any Products forming part of the Deliverables:
(a)	ATS and Photowatt shall agree in writing upon a test plan (“Test Plan”) within 20 business days of completion of the final designs for the Products, setting out the criteria to be met, and the testing process to be employed, during the FAT (as defined below) and the SAT (as defined below).

(b)	A factory acceptance test (“FAT”) shall be performed at ATS’s facility or such facilities of ATS’s subcontractors as may be agreed upon in writing by the parties and shall commence within five (5) business days of notice from ATS confirming completion of the Products or at such other time as may be agreed upon in writing by the parties. Such testing shall be carried out in accordance with the Test Plan. The FAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria.

(c)	A Photowatt site acceptance test (“SAT”) shall be performed at Photowatt’s facility within five (5) business days of the completion of installation of the Products at Photowatt’s site. Such testing shall be carried out in accordance with the Test Plan. The SAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria.

(d)	ATS shall carry out such remedial work as is necessary to achieve a successful FAT and SAT at no additional charge to Photowatt, provided that any changes requested by Photowatt beyond those set forth in the Specifications may require additional charges which shall be determined by mutual agreement by both parties and reflected in a change order executed by the parties in accordance with Section 3.4. Once remedial work is complete, the Products will be re-tested and this process shall continue until a successful FAT and SAT is achieved.
(e)	In the event ATS and Photowatt are unable to agree upon a Test Plan within the time period provided for in sub-section (a) above, the parties shall immediately escalate the issue within their organizations and, failing agreement within five (5) business days of when that escalation should have occurred, either party shall have the right to terminate the applicable Project Agreement upon five (5) days’ notice. In the event of such termination, Photowatt shall pay ATS for all work performed prior to the termination, including costs and expenses already incurred and commitments made by ATS plus reasonable amounts for overhead and profit on the foregoing.

(f)	Notwithstanding anything to the contrary, FAT and/or SAT will be deemed successfully completed in the event that Photowatt fails to conduct the tests within the prescribed timeframe referred to above or in the event Photowatt does not provide the production quality sample parts or other inputs required by the Test Plan within such timeframes.
3.8 Delivery, Title, Risk of Loss and Security. Unless otherwise specified in the applicable Project Agreement, delivery will be made to Photowatt Ex-Works at point of manufacture, skidded for domestic truck shipment. Any export or other special packing or special transportation charges shall be charged to and paid by Photowatt. Except as otherwise provided herein or in the Project Agreement, ATS shall not be responsible for freight transportation, insurance, shipping, storage, import duty, brokerage, handling, demurrage, or similar charges. If such charges are by the terms of sale included in the Project Agreement price, any increase in rates becoming effective after the date of Project Agreement shall be for the account of and responsibility of Photowatt. Risks of loss or damage shall pass to Photowatt on delivery to the carrier at ATS’s facility; however, title to the Product will not pass to Photowatt until payment has been received in full. Without limiting and in addition to the aforementioned retention of title, Photowatt hereby grants to ATS a first-priority purchase-money security interest in all goods, general intangibles and other personal property sold or otherwise supplied by ATS to Photowatt under this Agreement and any Project Agreement, including, without limitation, the Deliverables under each Project Agreement, together with all accessions thereto, all replacements thereof and all proceeds therefrom, to secure payment of all amounts owing by Photowatt to ATS under this Agreement and such Project Agreements, including the unpaid portion of the purchase price of the goods, general intangibles and other personal property sold or otherwise supplied by ATS to Photowatt under this Agreement and any Project Agreement from time to time. ATS shall have authority to make all filings, registrations and notifications necessary or desirable to protect, preserve and perfect its security interest and the intended priority thereof. Photowatt agrees that in the event of default by it of any provision of this Agreement, ATS will have all remedies available to it contemplated at law, including those contained in applicable personal property security legislation. This security is granted in addition to and not in substitution for any other rights and remedies ATS may have hereunder or otherwise.
3.9 Limited Warranty
(a)	ATS warrants that each Product (other than equipment comprising prototypes or proof of principle equipment) will be free from defects in workmanship and material and shall materially conform to the Specifications for a period (the “Warranty Period”) of twelve (12) months from the date of successful completion of SAT of the Product in Photowatt’s plant or fifteen (15) months from the date of shipment from ATS’s facilities, whichever occurs first.

(b)	During the term of the applicable Project Agreement, ATS warrants that it shall perform all Project Services provided under the Project Agreement in a workmanlike manner respecting industry standards and practices for similar services.

(c)	Upon prompt notification from Photowatt of any failure of a Product or any Project Services to conform to these warranties during the applicable warranty period, ATS will make repairs, adjustments, re-performance or replacements to the defective part(s) or Project Services at ATS’s option. Where required by ATS, Photowatt agrees to return a defective part to ATS at Photowatt’s expense. ATS will return corrected or replacement parts to Photowatt CPT Photowatt’s plant. Photowatt acknowledges that this sub-section sets forth Photowatt’s exclusive remedy, and ATS’s exclusive liability, for any breach of these warranties or other duty related to the quality of the Products or the Project Services.

(d)	ATS shall have no responsibility for, and does not warrant against, any problems that occur as a result of improper use of any Product or failure to properly install, maintain and operate it in accordance with ATS’s recommended procedures, or alteration to it by any party other than ATS or those authorized by ATS to do so or any modifications not made by ATS or problems that result from any accident, vandalism, mischief or theft. Photowatt shall maintain accurate and complete records regarding equipment operation and maintenance and service procedures performed on the Product.

(e)	ATS’s warranty excludes consumable items and wear parts, such as but not limited to belts, bulbs, lamps, fuses, o-rings, filters, fiber guides, printer ribbons or cartridges, lubricants, solvents or chemicals, which by their nature require periodic replacement.

(f)	With respect to third party equipment integrated into the Product, warranties for such items are limited to the warranty extended to ATS by the third party supplier. ATS hereby assigns to Photowatt all warranties received from its suppliers to the extent ATS is able to and agrees to assist Photowatt in making any claim pursuant to the said warranties.
ATS MAKES NO OTHER WARRANTY WHATSOEVER WITH RESPECT TO ANY PRODUCTS SUPPLIED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE DISCLAIMED BY ATS AND WAIVED BY PHOTOWATT.
3.10 Spare Parts
(a)	Sixty (60) days prior to the shipment of any Product, ATS shall provide Photowatt with a list of recommended parts (“Spare Parts”), subject to final verification by ATS at the time of shipment of the Products, to be stocked by Photowatt for maintenance of the Products set forth in the applicable Project Agreement, and all subsequent change orders to such Project Agreements in accordance with this Agreement, including prices (in effect at such time), lead-time, original equipment manufacturer (OEM) and OEM part numbers for such parts.

(b)	ATS agrees that it will, for a period of five (5) years after the Warranty Period, make available the necessary resources to service the Products and sell to Photowatt all necessary Spare Parts, at prevailing price, delivery and payment terms, required for maintenance and repair of the Products. The parties acknowledge that in the event that Spare Parts consisting of or including components manufactured by a third party supplier and not manufactured by ATS cease to be available from such third party supplier, ATS shall be entitled to identify a suitable replacement or work-around solution for such Spare Parts. After such five (5) year period has expired, Photowatt may request that ATS continue to support the Products or supply Spare Parts and, if ATS does not choose to continue to support such Products or supply such Spare Parts, ATS agrees to provide Photowatt, upon receipt of a written request from Photowatt therefore, with an opportunity for Photowatt to make final purchases of any Spare Parts then in the possession of ATS and supply Photowatt with copies of all manufacturing drawings of Spare Parts that are manufactured by ATS so that Photowatt can maintain the Products, provided that Photowatt shall only be able to use such drawings to make or have made Spare Parts for Products supplied by ATS and for no other purpose.
3.11 Patent Indemnity
(a)	ATS agrees that it will, at its own expense, defend any suit instituted against Photowatt and will indemnify Photowatt against any award of Losses and reasonable costs made against Photowatt in a final judgment by a court of competent jurisdiction, or any amount in settlement or compromise thereof, provided that (i) the same is based upon a claim that any Product infringes a valid patent under the laws of the United States or Canada; (ii) Photowatt gives ATS prompt, detailed notice in writing of any such claims asserted; and (iii) Photowatt permits ATS sole authority through its counsel to defend and/or settle the matter and Photowatt cooperates and assists with such defense and/or settlement.

(b)	In case the Product is, or may become, the subject of any such proceeding, ATS may, and in the event the Product is held in such suit to constitute an infringement and its use is enjoined, ATS shall, at its expense and option, either procure for Photowatt the right to continue to use the Product, or replace same with a non-infringing product or part, or modify same so it becomes non-infringing, or remove the Product and refund the purchase price of the infringing part of the Product (less depreciation for its use on a straight line basis over a period of five (5) years from the date of the applicable Project Agreement) and any transportation costs shall be separately paid by Photowatt.

(c)	The indemnity obligations shall not apply to the extent a claim for infringement of third party intellectual property rights relates to (i) any Product or part which is manufactured to Photowatt’s design; (ii) any Product or part which is modified by a party other than ATS (ii) any product of a third party as specified by Photowatt incorporated in the Product; (iii) the use of any Product furnished to Photowatt in combination with other products not furnished by ATS, unless the Product furnished by ATS, alone and without combination, infringes the asserted rights; or (iv) any infringement relating to Photowatt’s prescribed manufacturing processes. As to any such excluded product or part thereof, ATS assumes no liability whatsoever for intellectual property right infringement and Photowatt shall hold ATS harmless against any infringement claim arising therefrom.

(d)	These express indemnity obligations shall be ATS’s sole obligation and Photowatt’s sole remedy in respect to any third party claims of infringement of intellectual property rights.
3.12 Limitations of Liability and Remedies
(a)	Consequential Damages. In no event, whether as a result of breach of contract, warranty, tort (including negligence) or otherwise, shall ATS or its suppliers or subcontractors be liable for any special, indirect, consequential, incidental or punitive damages including, but not limited to, loss of profit or revenues, loss of use of any Product, any Foil Product or any associated equipment, damage to associated equipment, cost of capital, cost of substitute products, facilities, services or replacement equipment, down time costs or claims of Photowatt’s customers for such damages. If Photowatt transfers title to or leases any Product to any third party, Photowatt shall obtain from such third party a provision affording ATS and its suppliers and subcontractors the protection of the preceding sentence.

(b)	Aggregate Liability. In no event, whether as a result of breach of contract, warranty, tort (including negligence) or otherwise, shall ATS’s liability to any Photowatt Indemnified Party for any Losses arising out of, or resulting from the Products or Project Services furnished hereunder, exceed the amount actually received by ATS for the specific Product or Project Service which gives rise to the claim.

(c)	The remedies provided either party in this Agreement are such party’s sole and exclusive remedies.
ARTICLE 4
FOIL PRESSES AND FOIL PRODUCTS
4.1 Foil Presses. The parties acknowledge that Photowatt is the owner of two aluminium foil presses known as the “Systems 1 Press” and the “AMD Press” (the “Foil Presses”) which are located and installed at the premises of ATS. The AMD Press occupies 2,500 square feet of ATS’s premises and the Systems 1 Press occupies 5,000 square feet of ATS’s premises. In consideration of ATS allowing the Foil Presses to be located and installed and operated at ATS’s premises, Photowatt agrees to pay a charge of $10.00 per square foot per annum occupied by the Foil Presses plus applicable taxes, payable in advance in monthly instalments on the first day of each calendar month during the term of this Article 4 without deduction, abatement or set-off. ATS will allow Photowatt, its Affiliates and its and their respective employees access to ATS’s premises during normal business hours on reasonable notice in order to be able to use and operate the Systems 1 Press for research and development purposes.
4.2 Foil Products. The parties acknowledge that Photowatt may require ATS to supply it with aluminium foil processed by the AMD Press in order to manufacture spheral solar products. At such time as Photowatt is ready to begin to issue firm purchase orders for such products, Photowatt shall notify ATS. ATS agrees to supply to Photowatt such quantities of aluminium foil processed by the AMD Press (“Foil Products”) as Photowatt may order from time to time on and subject to the terms of this agreement and pursuant to firm purchase orders which have been accepted by ATS. The price payable by Photowatt for Foil Products shall be equal to ATS’s Cost thereof plus 12%. Firm purchase orders shall be on ATS’s standard form, as amended from time to time. ATS’s supply obligations under this Section are subject to available labour, supplies, and AMD Press capacity (any requirement to operate the AMD Press for more than eight hours per day being subject to the mutual agreement of the parties). Photowatt shall provide ATS with a rolling forecast of aluminium foil requirements, to be provided on the first day of each month covering the following three months.
4.3 No Warranty. Recognizing that Photowatt owns the Foil Presses and is responsible for their maintenance, the Foil Products supplied by ATS to Photowatt hereunder are sold on an “as is” basis and ATS makes no warranty whatsoever, express or implied, with respect to the Foil Products, including any warranty of quality, merchantability, fitness for a particular purpose, or conformity with specifications all of which are disclaimed by ATS and waived by Photowatt.

4.4 Terms and Conditions of Sale. Delivery of Foil Products will be made to Photowatt Ex-Works at point of manufacture, skidded for domestic truck shipment. Any export or other special packing or special transportation charges shall be charged to and paid by Photowatt. ATS shall not be responsible for freight transportation, insurance, shipping, storage, import duty, brokerage, handling, demurrage, or similar charges. Risks of loss or damage shall pass to Photowatt on delivery to the carrier at ATS’s facility; however, title to Foil Products will not pass to Photowatt until payment has been received in full. ATS shall not be required to ship Foil Product during any period where past due amounts are owing under this Agreement.
4.5 Maintenance and Repair. Photowatt shall be responsible to maintain the Foil Presses in good operating condition at its sole cost and expense and ATS shall provide Photowatt with access to its premises during normal business hours on reasonable notice for such purpose. Photowatt assumes the entire risk of loss, theft, destruction or damage to the Foil Presses.
4.6 Invoicing and Settlement of Costs.
(a)	ATS shall invoice Photowatt upon shipment of Foil Products, the fees payable by Photowatt for Foil Products ordered by Photowatt under this Article 4.

(b)	Photowatt shall pay to ATS, on or before the 10th day after the date on which an invoice for Foil Products is delivered to the Photowatt in accordance herewith (or the next Business Day, if such 10th day is not a Business Day) (each, a “Payment Date”), by wire transfer of immediately available funds payable to the order of ATS, all amounts invoiced by ATS pursuant to Section 4.6. Photowatt shall pay interest at the prime rate as quoted from time to time of The Bank of Nova Scotia plus 2% on any amounts invoiced by ATS which are not paid when due. In the event Photowatt fails to pay amounts owing under this Article 4 on two or more occasions, ATS reserves the right to require all future deliveries of Foil Products to be paid C.O.D.

(c)	The prices quoted by ATS are exclusive of all applicable federal, state/provincial or local taxes, unless otherwise stated. Photowatt shall pay the gross amount of any present or future sales, use, excise, value added, or other similar tax applicable to the price, sale or delivery of any Product, Foil Product, Project Service or Deliverable furnished hereunder or to their use by Photowatt. Photowatt shall furnish ATS with evidence of exemption from any such taxes acceptable to the taxing authorities. Photowatt shall assess and remit any applicable tax to taxing authorities not otherwise invoiced by ATS. If any tax in the nature of withholding tax is payable on any sums invoiced under this Agreement, Photowatt shall pay ATS such amount as is necessary to ensure that the net amount received by ATS after such withholding shall be equal to the amount invoiced or otherwise required to be paid herein.

4.7 Limitation of Liability.
(a)	Photowatt acknowledges and agrees that (i) ATS is not in the business of supplying Foil Products to third parties and that the AMD Press has never been used to manufacture Foil Products on a commercial basis, (ii) ATS has agreed to supply Foil Products as an accommodation to Photowatt and (iii) ATS makes no representations or warranties whatsoever, whether express or implied by statute or otherwise, regarding the Foil Products or any other matters relating to or arising out of this Agreement.

(b)	In no event, whether as a result of breach of contract or warranty, tort (including negligence) or otherwise shall ATS have any liability to any Photowatt Indemnified Party or any other Person for any Losses arising out of, resulting from or relating to any Foil Products manufactured on Photowatt’s Foil Presses and supplied to Photowatt hereunder or for any related services rendered or to be rendered hereunder by any ATS Indemnified Party, or for their respective actions or inactions hereunder, except for Losses resulting from the gross negligence or willful misconduct of such ATS Indemnified Party or its representatives.

(c)	Photowatt shall in all circumstances use commercially reasonable efforts to mitigate and otherwise minimize Losses to the Photowatt Indemnified parties, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by ATS to comply fully with ATS’s obligations under this Article 4.

(d)	Notwithstanding anything in this Agreement to the contrary, in no event shall ATS be liable to Photowatt or any other Person for, and Photowatt (on behalf of itself, its Affiliates and other Photowatt Indemnified parties) hereby releases ATS from all claims for, special, indirect, consequential, incidental or punitive Losses (including lost profits or savings), even if advised of their possible existence.

(e)	In no event, whether as a result of breach of contract, warranty, tort (including negligence) or otherwise, shall ATS’s liability for any Losses arising out of, or resulting from this Article 4, exceed the amount actually received by ATS for the specific Foil Product or service which gives rise to the claim.
4.8 Indemnification.
(a)	Subject to Section 4.7, Photowatt shall indemnify and hold harmless ATS, its Affiliates and its and their respective directors, officers, employees and agents (the “ATS Indemnified Parties”) from and against any and all Losses relating to, arising out of or in connection with the Foil Presses and the Foil Products including any service rendered or to be rendered by any ATS Indemnified Person pursuant to this Agreement, any Losses relating or attributable to the manufacture of the Foil Products by ATS including any Losses resulting from a defect or failure in the Products, any claim for patent infringement or other infringement of intellectual property rights relating to the Foil Presses, or any ATS Indemnified Party’s actions or inactions in connection with any such Foil Presses and Foil Products, except to the extent resulting from such ATS Indemnified Party’s gross negligence or willful misconduct.
(b)	Subject to Section 4.7, ATS shall indemnify and hold harmless Photowatt, its Affiliates and its and their respective directors, offices, employees and agents (the “Photowatt Indemnified Parties”) from and against any and all Losses relating to, arising out of or in connection with the gross negligence or willful misconduct of any ATS Indemnified Party in connection with the Foil Products supplied to Photowatt pursuant to this Agreement.
4.9 Claim Procedure. The claim procedures set forth in Section 8.4 of the Master Separation Agreement shall apply to indemnification claims under Article 4 of this Agreement.
4.10 Termination of Article 4. Notwithstanding anything to the contrary in this Agreement, this Article 4 may be terminated as follows:
(a)	the parties may by mutual agreement terminate this Article 4 of this Agreement, in whole or in part, in accordance with this Section 4.10(a);

(b)	Photowatt may terminate this Article 4 at any time if ATS shall have failed to perform any of its material obligations under this Article 4, Photowatt shall have notified ATS in writing of such failure and such failure shall have continued unremedied for a period of at least 30 days after receipt by ATS of written notice of such failure from Photowatt; and

(c)	either party shall have the right to terminate its obligations under this Article 4 by giving at least six months notice to the other party; provided that ATS shall not be permitted to exercise its termination right until one year from the Effective Date.
If the term of this Agreement ends pursuant to Section 7.1(b) because the Percentage of Outstanding Common Shares is less than 10%, then, unless earlier terminated as provided for above, this Article 4, Article 5 and Article 6 shall continue in full force and effect notwithstanding Section 7.1 until:
(i)	eighteen (18) months following the Effective Date if the event described in Section 7.1(b) occurs during the first year of the term of this Agreement; and

(ii)	six (6) months following the occurrence of the event described in Section 7.1(b) if such event occurs after the first year of the term of this Agreement.

4.11 Effect of Termination.
(a)	Notwithstanding any termination or expiry of this Article 4: (i) Photowatt shall remain liable to the ATS for any fees payable under this Article 4 which are owed and payable prior to the effective date of such termination; and (ii) the provisions of Sections 4.7, 4.8, 4.9, 4.11, Article 5 (Confidentiality and Proprietary Rights) and Article 8 (General) shall survive any such termination.

(b)	Following termination of this Agreement, the parties agree to cooperate with each other in providing for an orderly transition to Photowatt or to a successor service provider as designated by Photowatt. Without limiting the foregoing, ATS agrees to cooperate with Photowatt in developing a transition schedule with respect to the supply of Foil Products.

(c)	Upon termination or notice of termination of this Article 4 as applicable, Photowatt shall at Photowatt’s sole cost and expense cause the Foil Presses to be de-installed and shall take possession of the Foil Presses and cause the Foil Presses to be moved and relocated from ATS’s premises. Photowatt also agrees to pay all of ATS’s costs in restoring its premises to its condition prior to the installation of the Foil Presses including filling the holes containing the Foil Presses and installing new flooring. Photowatt shall be permitted a period of 6 months from the earlier of the date of termination or notice of termination to remove the Foil Presses and allow sufficient time for remediation, provided Photowatt shall continue to pay a pro-rata portion of the service charge provided for in Section 4.1 during such period. Notwithstanding anything to the contrary provided for above, in the event there are outstanding amounts owing by Photowatt to ATS at the time of termination, ATS may, at its option, require payment of such amounts before Photowatt is entitled to remove the Foil Presses.
ARTICLE 5
CONFIDENTIALITY AND PROPRIETARY RIGHTS
5.1 Confidentiality. The parties acknowledge that they are bound by the provisions of Article 6 of the Master Separation Agreement which governs the confidentiality and disclosure of Information.
5.2 Proprietary Rights
(a)	Ownership/License. ATS shall and does irrevocably grant and assign to Photowatt the Proprietary Rights in and to any and all of the Deliverables first developed or conceived during performance of and otherwise resulting from this Agreement other than those that constitute ATS Proprietary Technology (as defined below) effective upon full payment for such Deliverables. Notwithstanding any provision, express or implied, to the contrary, and for the purposes of clarity, the parties confirm that ATS shall retain all Proprietary Rights to any ATS Proprietary Technology forming part of the Deliverables under the Agreement. “ATS Proprietary Technology” means any and all technology, know-how, trade secrets, inventions, and software and other intellectual property that: (i) was developed or conceived by ATS prior to or outside the scope of this Agreement, or (ii) is owned by a third party and that ATS has obtained rights to independently of this Agreement, or (iii) is developed or conceived during the course of performance under this Agreement (“New Developments”), to the extent such New Developments relate to mechanical and electronic devices used to automatically convey, grip, locate, orient, connect, manipulate, alter, form, inspect, test or sense materials or products as part of a manufacturing process. Photowatt shall have and ATS hereby grants to Photowatt, an irrevocable, non-exclusive, world-wide, royalty-free, perpetual right and license to use such ATS Proprietary Technology as has been incorporated into the Deliverables solely to operate, modify, and maintain the Deliverables provided under the Agreement.

(b)	Software. The Product may use computer software. Computer software that is custom developed by ATS specifically for Photowatt under the terms of the Agreement (“Custom Software”) shall be delivered to Photowatt with the Product, including source code. All title, right and interest in the copyright to such Custom Software shall vest in Photowatt upon full payment for the Product and form part of the Deliverables. Computer software of third party suppliers (“Third Party Software”) may also be integrated into the Product. To the extent possible, ATS shall assign all rights afforded under the licenses for such Third Party Software to Photowatt and Photowatt shall assume all obligations under any such software licenses. The Deliverables may also include software that has been developed by ATS, at ATS’s expense, for general use in the products ATS manufactures (“ATS Software”). ATS Software is proprietary to ATS. Upon full payment for the Product, such ATS Software shall be licensed to Photowatt on a non-exclusive basis for use solely to operate and maintain the Product by Photowatt. For certainty, unless the Project Agreement specifically contemplates and identifies software as Custom Software to be developed for and owned by Photowatt, software developed by ATS and included in the Deliverables shall be ATS Software.
ARTICLE 6
INSURANCE
6.1 Insurance. ATS and Photowatt will maintain in effect during the term of this Agreement the following insurance coverage:
(a)	worker’s compensation and employer’s liability Insurance providing for the payment of benefits to and for the account of employees employed in connection with the performances of any obligations hereunder; and

(b)	one or more policies of comprehensive general liability agreement from a recognized, major insurance company qualified to do business in the Province of

Ontario and naming the other party as an additional insured. Such policy shall include a product liability endorsement covering personal injury and property damage claims, suits and actions, effective for occurrences caused by accidents or other incidents involving the products and services provided hereunder on or after the date hereof. Such policy shall provide limits of liability per occurrence and other terms which ATS from time to time considers satisfactory (initially, such policy shall have a combined single limit for bodily injury and property damage of at least $10,000,000.00. From time to time as requested by either party hereto, the other party shall promptly deliver evidence satisfactory to the requesting party that such insurance is in full force and effect.
ARTICLE 7
TERM AND TERMINATION
7.1 Term. Unless earlier terminated as provided for in this Agreement and subject to Section 4.10, the term of this Agreement shall commence on the Effective Date and continue thereafter until the earlier of:
(a)	five (5) years from the Effective Date; and

(b)	such time as the Percentage of Outstanding Common Shares is less than 10%.
7.2 Termination of Project Agreement by Photowatt for Convenience. Photowatt may terminate a Project Agreement (other than Article 4) in whole or in part for Photowatt’s convenience upon ten (10) days’ written notice to ATS. In the event of such termination, Photowatt shall pay ATS upon demand for all costs and expenses already incurred or commitments made by ATS for materials and labour, including, without limitation, design, processing, handling, fabrication, packing, shipping, travel, supplier termination, and restocking charges, plus reasonable amounts for overhead and profit through to the effective date of termination. ATS shall not be entitled to anticipated profit or anticipated overhead charges for the balance of the Project.
7.3 Termination by ATS for Cause. If Photowatt becomes insolvent or bankrupt or breaches a material provision hereof and does not commence to remedy such breach within ten (10) calendar days of written notice by ATS, ATS may terminate the Agreement in whole or in part effective ten (10) calendar days after said notice was given. In the event of such termination, in addition to any other rights ATS may have hereunder or otherwise, ATS shall have the right to take possession of any Foil Products at an ATS site, as well as the Deliverables and all materials and components related to the Deliverables in whatever stage of design, manufacture, or installation they are at such time, except any Deliverables which have already been delivered to and paid for in full by Photowatt. ATS shall be under no obligation to finish the work, provide further support or information, or provide further Deliverables. In the event of such termination, Photowatt shall pay ATS for all work performed prior to the termination, including costs and expenses already incurred and commitments made by ATS plus reasonable expenses incurred after termination to recover or protect the Deliverables, plus reasonable amounts for overhead and profit on the foregoing. ATS shall not be entitled to compensation for anticipated profit or anticipated overhead charges.
7.4 Termination by Photowatt for Cause.
(a)	If ATS becomes bankrupt or insolvent or breaches a material provision hereof and does not commence to remedy such breach within ten (10) calendar days of being given written notice by Photowatt, Photowatt may terminate the Agreement in whole or in part effective ten (10) calendar days after such notice was given. In the event of such termination, Photowatt shall take possession of the Deliverables (in whatever state of design or manufacture they are at such time) immediately and shall have a right to receive a refund of all amounts paid to ATS by Photowatt hereunder, less an amount representing payment for all work performed and deliverables provided by ATS to the date of such termination. ATS shall not be entitled to anticipated profit or anticipated overhead charges. Upon such payment, Photowatt shall have the right to the continued use of the Deliverables then delivered.

(b)	THE REMEDY PROVIDED TO PHOTOWATT IN THIS ARTICLE SHALL BE PHOTOWATT’S SOLE AND EXCLUSIVE REMEDY IN RESPECT OF ANY BANKRUPTCY OR INSOLVENCY OF ATS AND, EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, IN RESPECT OF ANY BREACH OF THIS AGREEMENT BY ATS.
ARTICLE 8
MISCELLANEOUS
8.1 Assignment. Neither party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which may be granted or withheld in such other party’s sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. Any attempted transfer, assignment or alienation in violation of this Section 8.1 shall be invalid and ineffective ab initio.
8.2 Entire Agreement. This Agreement and the other Separation Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers and agents, to any other party to this Agreement or its directors, officers and agents except to the extent that the same has been reduced to writing and included as a term of the Separation Agreements, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort (including negligence) or in Contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
8.3 Future Litigation and Other Proceedings. If any member of the Photowatt Group (or any of its Representatives) or any member of the ATS Group (or any of its Representatives) at any time after the Effective Date initiates or becomes subject to any Action with respect to which the parties have no prior agreements (as to indemnification or otherwise), upon reasonable notice (a) the party (and its Group members and its and their respective Representatives) that has not initiated and is not subject to such Action shall comply, at the other party’s expense, with any reasonable requests by the other party for assistance in connection with such Action (including by way of provision of information and making available of Representatives as witnesses) and (b) each party (and its Representatives) shall, at its own expense, coordinate with the other party its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of Representatives as witnesses).
8.4 Further Assurances. On and after the date of this Agreement, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or consents, approvals, rulings or decisions of any Governmental Authority), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby.
8.5 Notices. Any notice, instruction, direction, demand or other communication to any party under the terms of this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission from the recipient as at or prior to 5:00 p.m. Toronto time on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of transmission from the recipient after 5:00 p.m. Toronto time on the day sent by facsimile); or (d) the next business day after sent by registered mail (at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise) or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
(1)	if to ATS, to:

ATS Automation Tooling Systems Inc. 250 Royal Oak Road Cambridge, Ontario N3H 4R6 Attention: General Counsel Fax No.: (519) 650-6520

(2)	if to Photowatt, to:

Photowatt Technologies, Inc. 25 Reuter Drive Cambridge, Ontario N3E 1A9

Attention: President and Chief Executive Officer Fax No.: (519) 650-6535
In the event of a general discontinuance of registered mail service due to strike, lock out or otherwise, any notice, instruction, direction, demand or other communication will be delivered by hand, courier or express delivery service or sent by facsimile and will be deemed to have been received in accordance with this Section.
8.6 Time of Essence. Time is of the essence of this Agreement.
8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
8.8 Severability. If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
8.9 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control, such as acts of God, decrees or restraints of any Governmental Authority, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes or other labour disturbances or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment, and any other cause or causes whether similar or dissimilar to those already specified, which cannot be controlled by such party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided however that the party seeking to excuse its performance shall promptly notify the other party of the cause therefor, such performance shall be so excused during the inability of the party to perform so caused, but for no longer period, and the cause thereof shall be remedied as far as is commercially reasonable with all reasonable dispatch.
8.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for security or posting of any bond with such remedy are waived.
8.11 Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.
8.12 Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
8.13 Amendment. This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the parties.
8.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
8.15 Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.
8.16 Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Courts of the Province of

Ontario, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL OR ADJUDICATION BY JURY.
8.17 Dispute Resolution. Any controversy or claim, whether based on Contract, tort, Law or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this Section 8.17) (in each such case, a “Dispute”) arising out of or related to this Agreement, or the breach or termination thereof, shall be submitted in good faith to negotiations and, if necessary, mediation in accordance with the terms below before any Action is commenced.
(a)	Direct Negotiation. If either party considers that any Dispute has arisen under or in connection with this Agreement, then such party may first deliver a notice to the other party describing the nature and the particulars of such Dispute. Second, within 10 Business Days following delivery of such notice to the other party, the parties shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. Third, if the Dispute is still unresolved after 10 Business Days following the commencement of such good faith attempt, then the chief financial officer (or another designee with full authority to resolve such dispute) of each party shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute, such meeting to be held within 20 days of the first meeting referred to above. Fourth, if the Dispute is still unresolved after 10 Business Days following the commencement of such second negotiations, then such Dispute shall be submitted to mediation in accordance with Section 8.17(b).

(b)	Mediation. If the Dispute is to be submitted to mediation in accordance with Section 8.17(a), the mediator will be selected by mutual agreement of the parties, which agreement shall be reached in good faith and on a timely basis. If they are unable to agree on a mediator, each party will select one third party representative, each of whom shall be an independent experienced professional mediator practicing in Ontario, which two representatives shall mutually select a mediator for such Dispute with the same qualifications referred to above (and each party shall in good faith instruct its representative to work in good faith with the other party’s representative to promptly select such mediator).
(i)	Mediation Procedure. The mediation will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, subject to the following:
(A)	The mediator will act as an advocate for resolution and will use his or her best efforts to assist the parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the parties. The mediator will not have the authority to decide any issue for the parties, but will attempt to facilitate the voluntary resolution of the Dispute by the parties.

(B)	Each Person participating in the mediation will have authority to settle, and all Persons necessary to the decision to settle will be present during the entire mediation session or sessions.

(C)	The mediation will take place at a time and convenient location agreeable to the mediator and the parties, as the mediator will determine, but such mediation will take place no later than 20 Business Days after the commencement of the second negotiations under Section 8.17(a) and will take place over two consecutive days.

(D)	Mediation sessions will be private, and only the parties and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the parties and with the consent of the mediator.

(E)	There will be no stenographic record of the mediation process, and no Person will tape record any portion of the mediation sessions.

(F)	No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.

(G)	The parties will participate in the mediation proceeding in good faith with the intention to settle.

(H)	No later than five days prior to the mediation, each party will deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:
i.	identification of the matters in dispute;

ii.	concise statement of points (factual, legal, practical) that such party believes enhances its chance of achieving a favourable outcome of the Dispute; and

iii.	history of settlement discussions and outstanding offers of settlement.
(I)	The above rules may be modified or amended with the parties’ written consent.
(ii)	Release. The mediator will not be a necessary or proper party in any Action relating to the mediation. Neither the mediator, the Person employing the mediator, nor the Person providing the mediator will be liable to any party for any acts or omissions in connection with any mediation conducted pursuant to this Section 8.17.

(iii)	Compromise Negotiation. The mediation is a compromise negotiation for purposes of the applicable rules of evidence and is an alternative dispute resolution procedure subject to Law chosen to govern this Agreement. The entire procedure is and will be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees or other representatives and by the mediator, who is the parties’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the parties and will not be disclosed to anyone not an agent, employee, expert or other representative for any of the parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the parties or by witnesses in the course of the mediation will not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity will be confidential. The mediator will not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.

(iv)	Costs of Mediation. The parties will bear their respective costs incurred in connection with the mediation described in this Section 8.17, except that the parties will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

(v)	Termination of Mediation. The mediation will be terminated upon the first to occur of the following:

(A)	by the execution of a settlement agreement resolving the dispute by the parties;

(B)	by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(C)	after the completion of two full days of mediation sessions, by written declaration of a party or parties to the effect that mediation proceedings are terminated.
(c)	Litigation. Neither party may bring (or have brought) any Action in any forum with respect to any Dispute arising out of or related to this Agreement, or the breach or termination thereof, until such party has fully complied with Section 8.17(a) and (b) with respect to such Dispute.
8.18 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties (and, solely for purposes of Section 3.11 and Section 4.8, the Persons indemnified thereby) and nothing in this Agreement, express or implied, confers or intends to confer any rights or remedies of any nature whatsoever in favour of any Person (including any employee or shareholder of ATS or Photowatt) other than the parties.
8.19 Survival Beyond Completion. The rights and obligations of each party with respect to sections entitled, “Patent Indemnity”, “Confidentiality”, “Proprietary Rights”, “Limitations of Liabilities and Remedies”, shall survive termination of the Agreement or acceptance of the Deliverables in accordance with their terms.
8.20 Expenses. Except as otherwise provided in this Agreement, each party shall be responsible for its own fees, costs and expenses incurred in connection with the matters contemplated by this Agreement.
8.21 Waiver. A provision of this Agreement may be waived only by a writing signed by the party or parties intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favour because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
8.22 Compliance With Laws. Each party shall comply with all applicable legal requirements (including all relevant federal, state and provincial legislation and regulatory requirements); and without limiting the generality of the foregoing, each party shall comply with, and shall take all necessary measures to ensure that (i) its actions (or lack of action) do not result in non-compliance by the other party, with the provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar federal, state or provincial legislation, including the provisions relating to the collection, use, retention and disclosure of Personal Information and (ii) the transfer of any information hereunder is in compliance with applicable export control or similar Laws.
8.23 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever, and neither party shall have authority or power to bind the other party or to contract in the name of, or create a liability against, the other party in any way or for any purpose.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ATS AUTOMATION TOOLING SYSTEMS INC.	PHOTOWATT TECHNOLOGIES INC.

By:	By:

Date: [Month] ___, 2006	Date: [Month] ___, 2006

SCHEDULE A
LIST OF EQUIPMENT SUBJECT TO RIGHT OF FIRST REFUSAL
(SECTION 2.1)
The following Spheral Solar Equipment:
1.	Foil Production Equipment

2.	Optical Fused Powder

3.	Front Bond

4.	Diagnostic BLP

5.	Back Bond

6.	Test/Sort

7.	Cell Cut & Test

8.	FWP weld

9.	FWP Cut

10.	Stringers

11.	Module Test

12.	General Material Handling*

13.	New Automation Scopes

*	General Material Handling includes automated wafer handling between workstations

SCHEDULE B
LIST OF EQUIPMENT SUBJECT TO PREFERRED SUPPLIER STATUS
(SECTION 2.2)
The following Wafer-based PV Equipment:
1.	Screen Print

2.	Edge Isolation Laser

3.	Wafer Test

4.	Tabbing/Stringing

5.	Lamination

6.	Module Test

7.	*General Material Handling

8.	New Automation Scopes

*	General Material Handling includes automated wafer handling between workstations